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                                                                    EXHIBIT 11.1

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

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
                                                        THREE MONTHS ENDED MARCH 31, 2002
                                                      --------------------------------------
                                                        NUMBER      PERCENT      EQUIVALENT
                                                       OF SHARES   OUTSTANDING     SHARES
                                                      -----------  -----------   -----------
COMMON STOCK
   From Founders' Stock                                 2,300,000     100.00%      2,300,000
   Stock Options Exercised                              2,508,997     100.00%      2,508,997
   Preferred Stock Converted to Common Stock           15,310,943     100.00%     15,310,943
   1994 Common Stock Offerings                         11,242,857     100.00%     11,242,857
   1995 Common Stock Offerings                          4,323,874     100.00%      4,323,874
   1996 Common Stock Offering                           6,000,000     100.00%      6,000,000
   1999 Treasury Stock Transaction                         (6,588)    100.00%         (6,588)
   March 2000 Debt Swap                                 3,789,715     100.00%      3,789,715
   Canadian Transaction                                   714,286     100.00%        714,286
   Surrender/Cancelation of Stock                        (291,723)    100.00%       (291,723)
   Employee Stock Purchase Plan Shares Issued             190,651     100.00%        190,651
   Warrants Exercised                                     134,737     100.00%        134,737
                                                      -----------                -----------
                                                       46,217,749                 46,217,749

WEIGHTED AVERAGE SHARES OUTSTANDING                                               46,217,749

NET LOSS                                                                         $(9,352,160)

NET LOSS PER SHARE                                                               $     (0.20)
                                                                                 ===========
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